UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Forge Global Holdings, Inc. (“Forge”) and Accuidity, LLC (“Accuidity”) after giving effect to Parent’s acquisition of Accuidity (“Accuidity Acquisition”) that was completed on July 1, 2025 (the “Acquisition Date”).

The unaudited pro forma condensed combined balance sheet was prepared as if the Accuidity Acquisition had occurred on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 was prepared as if the Accuidity Acquisition had occurred on January 1, 2025. For all periods after July 1, 2025, Accuidity’s results will be included in the Forge consolidated financial statements.

The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Forge and Accuidity, and should be read in conjunction with Forge’s historical consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended June 30, 2025 and Accuidity’s Statement of Assets Acquired and Liabilities Assumed as of July 1, 2025, that are included as Exhibit 99.1 in this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that would have been realized had the entities been a single entity as of or for the periods presented.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The acquisition accounting adjustments are based on available information and assumptions that the Company’s management believes are reasonable. Such adjustments are estimates and actual experience may differ from expectations.

The unaudited pro forma condensed combined financial statements are subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final combination accounting may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025
(in thousands)

	Historical					Pro Forma
	Forge Global	Accuidity	Acquisition Adjustments	Notes		Combined
Assets
Current assets:
Cash and cash equivalents	$54,310	$404	$(9,786)	a c		$44,928
Restricted cash	1,138	—	—			1,138
Accounts receivable, net	8,119	—	—			8,119
Prepaid expenses and other current assets	10,020	43	—			10,063
Investments	26,393	—	—			26,393
Total current assets	$99,980	$447	$(9,786)			$90,641
Internal-use software, property and equipment, net	1,557	—	—			1,557
Goodwill and other intangible assets, net	126,055	—	30,994	b		157,049
Operating lease right-of-use assets	3,985	—	—			3,985
Payment-dependent notes receivable	9,604	—	—			9,604
Other assets, noncurrent	1,664	—	—			1,664
Total assets	$242,845	$447	$21,208			$264,500
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,744	$36	$—			$2,780
Accrued compensation and benefits	13,600	—	—			13,600
Accrued expenses and other current liabilities	6,765	230	—			6,995
Operating lease liabilities, current	2,032	—	—			2,032
Total current liabilities	$25,141	$266	$—			$25,407
Operating lease liabilities, noncurrent	3,231	—	—			3,231
Payment-dependent notes payable	9,604	—	—			9,604
Warrant liabilities	296	—	—			296
Other liabilities, noncurrent	329	—	6,023	a		6,352
Total liabilities	$38,601	$266	$6,023			$44,890

Stockholders' equity:
Preferred stock	—	—	—			—
Common stock	1	—	—			1
Treasury stock	(625)	—	—			(625)
Additional paid-in capital	575,676	181	15,185	a		591,042
Accumulated other comprehensive income	1,193	—	—			1,193
Accumulated deficit	(375,724)	—	—			(375,724)
Total Forge Global Holdings, Inc. stockholders’ equity	$200,521	$181	$15,185			$215,887
Noncontrolling Interest	3,723	—	—		$3,723	3,723
Total stockholders’ equity	$204,244	$181	$15,185			$219,610
Total liabilities and stockholders’ equity	$242,845	$447	$21,208			$264,500

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2025
(in thousands, except per share data)

	Historical				Pro Forma
	Forge Global	Accuidity	Acquisition Adjustments	Notes	Combined
Revenues:
Marketplace revenue	$34,594	$2,978	$(7)	e	$37,564
Custodial administration fees	18,441	—	—		18,441
Total revenues	$53,035	$2,978	$(7)		$56,005
Transaction-based expenses:
Transaction-based expenses	(347)	(22)	1	e	(367)
Total revenues, less transaction-based expenses	$52,688	$2,956	$(6)		$55,638
Operating expenses:
Compensation and benefits	56,684	826	1,799	d f	59,309
Technology and communications	9,016	5	(12)	c	9,010
General and administrative	4,398	68	2	c	4,468
Professional services	3,536	668	6	c e	4,210
Advertising and market development	2,743	—	—		2,743
Acquisition-related transaction costs	1,988	755	(2,743)	c g	—
Depreciation and amortization	1,895	—	543	b	2,438
Rent and occupancy	1,732	43	—		1,775
Total operating expenses	$81,992	$2,366	$(405)		$83,952
Operating loss	$(29,304)	$591	$399		$(28,314)
Interest and other income:
Interest income	1,845	—	—		1,845
Change in fair value of warrant liabilities	(103)	—	—		(103)
Other income, net	130	—	—		130
Total interest and other (expense) income	$1,872	$—	$—		$1,872
Loss before provision for income taxes	$(27,432)	$591	$399		$(26,442)
Provision for income taxes	1,205	230	—		1,435
Net loss	$(28,637)	$361	$399		$(27,877)
Net income (loss) attributable to noncontrolling interest	115	—	—		115
Net loss attributable to Forge Global Holdings, Inc.	$(28,752)	$361	$399		$(27,992)
Net loss per share attributable to Forge Global Holdings, Inc. common stockholders:
Basic	$(2.30)				$(2.10)
Diluted	$(2.30)				$(2.10)
Weighted-average shares used in computing net loss per share attributable to Forge Global Holdings, Inc. common stockholders:
Basic	12,503		822	h	13,325
Diluted	12,503		822	h	13,325

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the acquisition as if the transaction had occurred as of June 30, 2025. The unaudited pro forma condensed combined statement of income has been prepared to give effect to the acquisition as if the transaction had occurred as of January 1, 2025. The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the condensed combined income statement, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Management used estimates and assumptions, with the assistance of independent valuation specialists, to estimate the fair value of the assets acquired and liabilities assumed. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net assets acquired. The determination of consideration paid and allocation to the assets acquired and liabilities assumed is based on preliminary estimates of fair value. The purchase price allocation of the assets acquired and liabilities assumed is preliminary until contractual post-closing working capital adjustments, estimates, and assumptions are finalized, including the final independent valuation report. The final determination of the purchase price allocation of the assets acquired and liabilities assumed is required to be completed within twelve months of the acquisition date.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the acquisition been consummated during the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or savings from operating efficiencies or synergies that could result from the acquisition.

Note 2 - Preliminary Purchase Consideration and Allocation

On July 1, 2025 (“Acquisition Date”), Forge Global, Inc. (the “Company”), a wholly owned subsidiary of Forge Global Holdings, Inc. (“Forge”), acquired certain assets associated with Accuidity, LLC (“Accuidity”), a specialized asset management firm focused on private market investing via a family of institutional index funds, single issuer investment funds, and early-stage venture funds, for total purchase consideration of $31.2 million. The purchase consideration consisted of $10.0 million in cash, 1,150,000 shares of newly issued shares of Parent common stock (NYSE:FRGE), a portion of which are subject to forfeiture and transfer restrictions, contingent consideration of $6.0 million and net working capital adjustments.

The following table summarizes the components of the purchase consideration transferred based on the closing price of $18.70 per share of common stock on the Acquisition Date (in thousands):

Cash	$10,000
Common stock (1,150,000 shares at $18.70 per share)	21,505
Contingent consideration	6,023
37,528
Less: post-combination share-based compensation (327,791 shares at $18.70 per share)	(6,130)
Less: Adjusted working capital acquired	(223)
Purchase consideration	$31,175

The post-combination share-based compensation is subject to continuous employment and will be recognized as share-based compensation over the required service period of up to three years. The incremental compensation expense is reflected as an adjustment to the unaudited pro forma condensed combined statement of income (see Note 2 - Pro Forma Adjustments).

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the Acquisition Date and the related estimated useful lives of the finite-lived intangible assets acquired (in thousands):

		Preliminary estimated useful life
Assets Acquired
Cash	$404
Other current assets	43
Finite-lived intangible assets:
Investment management contracts	1,800	10 years
Customer relationships	2,800	4 years
Investment strategies	1,600	10 years
Trade name portfolio	450	10 years
Total Assets Acquired	$7,097
Liabilities Assumed
Current liabilities	$266
Total Liabilities Assumed	$266

Net Assets Acquired	$6,831
Goodwill	24,344
Total	$31,175

We believe the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to the assembled workforce and expected synergies of the business combination. Goodwill is not expected to be deductible for tax purposes. In accordance with ASC 805, goodwill is not amortized but instead is tested for impairment at least annually and more frequently if certain indicators of impairment are present.

Upon completion of the fair value assessment, the final purchase price allocation may differ from the preliminary assessment outlined above. Changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and any residual amount will be allocated to goodwill.

Note 2 - Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows (in thousands except share data):

a.To record adjustments related to consideration paid less Acquisition Date working capital.

	Cash and cash equivalents	Other liabilities, noncurrent	Common stock	Additional paid in capital
Cash payment	$10,000	$—	$—	$—
Acquired working capital	(214)	—	—	—
Contingent consideration	—	6,023	—	—
Common stock issuance (822,209 shares at $18.70 per share)	—	—	*	15,375
Eliminate historical Accuidity equity	—	—	—	(190)
Total adjustments	$9,786	$6,023	$—	$15,185
* amount less than $1

b.To record preliminary fair values of the intangible assets acquired and associated amortization expense for the six months ended June 30, 2025.

	Preliminary fair values	Preliminary estimated useful life	Amortization expense
Investment management contracts	$1,800	10 years	$90
Customer relationships	2,800	4 years	350
Investment strategies	1,600	10 years	80
Trade name portfolio	450	10 years	23
Goodwill	24,344		—
Total adjustments	$30,994		$543

c.To record the post-acquisition estimated working capital adjustments to be settled as per the merger agreement from the working capital holdback and associated expense impact for the six months ended June 30, 2025.

(Increase) decrease
Technology and communications	$12
General and administrative	(2)
Professional services	(12)
Acquisition-related transaction costs	(23)
Cash consideration adjustment	$(25)

d.To record the effect of Acquisition Date share-based compensation expense in the amount of $766 thousand related to 327,791 shares of Forge’s common stock at the closing share price of $18.70 on July 1, 2025 which are subject to service-based vesting conditions.
e.To eliminate pre-acquisition related party activities for the six months ended June 30, 2025.

	Marketplace revenue	Transaction-based expenses	Professional services
Distribution fees	$(1)	$1	$—
Index license fees	(6)	—	6
Total eliminations	$(7)	$1	$6

f.To record the effect of employment agreements executed in connection with the acquisition in the amount of $1,033 thousand as if such agreements had been executed on January 1, 2025. Such agreements are directly attributable to the acquisition and will have a continuing impact on the combined entities.
g.To eliminate acquisition-related expenses incurred that will not have a continuing impact on the combined entities.
h.To reflect the impact of common stock issued as consideration in connection with the acquisition. The effects of awards granted in connection with employment agreements which are subject to service-based vesting conditions are excluded.